Exhibit 23.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 17, 2003 relating to the financial statements and financial statement schedule of IDEXX Laboratories, Inc., which appears in IDEXX Laboratories, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2002.

/s/PricewaterhouseCoopers LLP

Boston, Massachusetts
May 20, 2003